Consent of Unrelated Third Party Valuation Specialist

We hereby consent to the use and reference to our valuation reports of the fair value of the ordinary shares of Scopus Video Networks Ltd dated October 27, 2005 and July 10, 2005, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates -Stock-based compensation”, in the Registration Statement on Form F-1 and the related prospectus of Scopus Video Networks Ltd. filed with the United States Securities and Exchange Commission on November 18, 2005.

/s/ Ernst & Young (Israel) Ltd.
Ernst & Young (Israel) Ltd.

November 17, 2005
Tel Aviv, Israel